Exhibit 99.2

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G APPOINTS JOSEPH JIMENEZ OF NOVARTIS TO BOARD OF DIRECTORS

CINCINNATI—December 15, 2017—The Procter & Gamble Company (NYSE:PG) today announced that it has appointed Joseph Jimenez, Chief Executive Officer of Novartis AG, to its Board of Directors, effective March 1, 2018.

Mr. Jimenez has served as Chief Executive Officer of Novartis since 2010, managing the company’s diversified healthcare portfolio of leading businesses in innovative pharmaceuticals, eye care, generics, consumer health, vaccines, and diagnostics. During his tenure, Mr. Jimenez focused on leading global businesses, while divesting non-core divisions. He helped reshape Novartis through a series of complex transactions worth more than $30 billion in 2015 and put a new operating model in place that allowed Novartis to be more efficient, sustain its investments in research and development, and focus resources on customers.

“Joe has a distinguished track record of success in healthcare, consumer products and international businesses,” said David S. Taylor, P&G’s Chairman, President and Chief Executive Officer. “We will deeply benefit from Joe’s experience, expertise and leadership as we continue to transform P&G.”

“We are fortunate to be able to add Joe Jimenez, a highly experienced and accomplished leader in the consumer products industry, to our Board,” said Jim McNerney, P&G’s Lead Director. “We appreciate the input we have received from shareholders as we continue to refresh our Board.”

“I’m honored to be appointed to the Board of Directors. P&G is one of the most respected companies, recognized for its exemplary consumer focus. I look forward to being part of a strong team contributing to this great company’s transformation and future success,” said Mr. Jimenez.

Mr. Jimenez currently serves on the Board of General Motors Company, and has previously served on the Boards of the Colgate-Palmolive Company, Speedel HLDG AG, Blue Nile Inc., and ASTRAZENECA PLC.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

P&G Media Contact:

Damon Jones, 513.983.0190

jones.dd@pg.com

P&G Investor Relations Contact:

John Chevalier, 513.983.9974

chevalier.jt@pg.com

Novartis Media Contact:

Eric Althoff, 646.438.4335

eric.althoff@novartis.com